                                                                    EXHIBIT 11.1


                                REMEDYTEMP, INC.


               STATEMENT OF COMPUTATION OF PER SHARE EARNINGS (1)

                             (AMOUNTS IN THOUSANDS)


                                                                        SIX MONTHS     SIX MONTHS
                                                                          ENDED          ENDED
                                                             FISCAL      APRIL 2,      MARCH 31,
                                                              1995         1995           1996
                                                             ------     ----------     ----------
Net income(1)..............................................  $3,898       $1,335         $3,204
                                                             ======     =========      =========
     Average shares outstanding............................   6,795        6,795          6,795
     Common equivalent shares(2):
       Assumed shares sold to prepay shareholder
          distribution.....................................     644          644            644
                                                             ------     ----------     ----------
     Weighted average number of common shares..............   7,439        7,439          7,439
                                                             ======     =========      =========
     Earnings per common and common equivalent share.......  $  .52       $  .18         $  .43
                                                             ======     =========      =========


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(1) The computation set forth herein is based on pro forma net income which reflects the recording by the Company of additional taxes as if the Company were treated as a C Corporation for all periods presented.


(2) Reflects the number of shares required to be sold by the Company (as calculated based upon the net proceeds of the initial public offering) to prepay the shareholder distributions of approximately $5.0 million and the $2.5 million pro forma distribution payable at March 31, 1996 as described under the caption "Prior S Corporation Status and Distribution."